Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Chaitu Parikh
	Tel	203 356 1318
	Email	investorrelations@mxenergy.com

MXENERGY REPORTS OPERATING RESULTS FOR THE THIRD QUARTER ENDED MARCH 31, 2007
Earnings Conference Call Scheduled for 11:00 A.M. Eastern Daylight Time, June 14, 2007

Stamford, CT, June 13, 2007 — MxEnergy Holdings Inc. (“MXenergy” or the “Company”) announced today its operating results for the three and nine months ended March 31, 2007.

MXenergy reported adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $48.7 million for the three months ended March 31, 2007, as compared to Adjusted EBITDA of $14.7 million for the same period in the prior year. Adjusted EBITDA excludes unrealized gains and losses from risk management activities and non-cash compensation expenses. The increase of $34.0 million versus the same period in the prior year was primarily due to an increase in gross profit earned on customer contracts acquired in connection with our acquisition of substantially all of the assets of Shell Energy Services Company, L.L.C. (“SESCo”) on August 1, 2006. Included in the net increase of $34.0 million is an estimated net gain of $1.8 million in the current period as compared to an estimated net loss of $12.0 million recorded in the same period in the prior year related to the settlement of risk management activities associated with ending inventory balances. The net gains and losses on risk management activities are largely offset in subsequent periods by the associated effect on margins when inventory is sold to customers under fixed rate contracts. MXenergy records revenues from the sale of natural gas and electricity in the period in which the commodity is consumed by customers, or, in certain circumstances, when title passes upon delivery to the local distribution company (“LDC”). MXenergy recorded a net gain of $6.4 million during the three months ended March 31, 2007 in connection with the annual revenue reconciliation performed for the LDCs through which MXenergy records revenue when title of the natural gas passes to the LDC. MXenergy did not record any material adjustments during the three months ended March 31, 2006 with respect to the annual LDC reconciliations. In addition, during the three months ended March 31, 2007, MXenergy recorded rationalization charges of $0.3 million related to the SESCo acquisition. After excluding the gains and losses on risk management activities, the gains on annual LDC reconciliations and rationalization charges recorded relating to the SESCo acquisition, MXenergy reported a net increase of $14.1 million during the three months ended March 31, 2007 over the same period in the prior year, primarily due to an increase in gross profit earned on customer contracts acquired in connection with the SESCo acquisition, offset by a decrease in gross profit earned per customer due to a 9% decrease in heating degree days across our natural gas markets for the three months ended March 31, 2007 in comparison to the same period in the prior year, due to warmer-than-normal weather experienced in the Midwestern and Northeastern United States. A heating degree day is defined as the difference between 65 degrees Fahrenheit and the average ambient temperature for a day (e.g., a 45 degree Fahrenheit temperature is equivalent to 20 heating degree days).

Adjusted EBITDA for the nine months ended March 31, 2007 was $59.2 million as compared to Adjusted EBITDA of $25.9 million for the same period in the prior year. The increase of $33.3 million versus the same period in the prior year was due primarily to an increase in gross profit earned on customer contracts acquired in connection with the SESCo acquisition.  Included in the net increase is an estimated net gain of $0.7 million in the current period versus an estimated net loss of $3.1 million recorded in the same period in the prior year related to the settlement of risk management activities associated with ending inventory balances. As noted, the net gains and losses on risk management activities are largely offset in subsequent periods by the associated effect on margins when the inventory is sold to customers under fixed rate contracts. In addition, MXenergy recorded non-recurring rationalization charges and compensation expense of $1.3 million and $0.8 million respectively, related to the SESCo acquisition. After excluding the gains and losses on risk management activities and rationalization charges and non-recurring compensation expenses recorded relating to the SESCo acquisition, MXenergy reported a net increase of $31.6 million during the nine months ended March 31, 2007 compared to the same period in the prior year, primarily due to an increase in gross profit earned on customer contracts acquired in connection with the SESCo acquisition, offset by a decrease in gross profit earned per customer due to a 17% decrease in heating degree days across our natural gas markets for the last two quarters of the nine months ended March 31, 2007 in comparison to the same period in the prior year, due to warmer-than-normal weather experienced in the Midwestern and Northeastern United States.

Adjusted EBITDA for the three months ended March 31, 2007 was $48.7 million compared to Adjusted EBITDA of $40.8 million, after giving pro forma effect to the SESCo acquisition and related financings, for the three months ended March 31, 2006. The increase of $7.9 million includes an estimated net gain of $1.8 million in the current period as compared to an estimated net loss of $12.0 million recorded in the same period in the prior year related to the settlement of risk management activities associated with ending inventory balances. As explained above, the net gains and losses on risk management activities are largely offset in subsequent periods by the associated effect on margins when the inventory is sold to customers under fixed rate contracts. As noted above, MXenergy recorded a $6.4 million gain during the three months ended March 31, 2007 in connection with the annual revenue reconciliation performed for certain LDCs. MXenergy did not record any material adjustments during the three months ended March 31, 2006 with respect to the annual LDC reconciliations. Offsetting the increase of $7.9 million is a reduction in gross profit due to a 9% decrease in heating degree days for the three months ended March 31, 2007 in comparison to the same period in the prior year, due to warmer-than-normal weather experienced in the Midwestern and Northeastern United States. In addition, SESCo’s operating activities included Percent of Income Payment Plan (“PIPP”) accounts for the three months ended March 31, 2006. The PIPP account contract expired on March 31, 2006 and is not expected to recur. SESCo’s PIPP accounts represented approximately $74.6 million of sales and $1.2 million of Adjusted EBITDA for the three months ended March 31, 2006.  MXenergy did not acquire any PIPP accounts in connection with the SESCo acquisition.  In addition, MXenergy did not acquire approximately 85,000 residential customer equivalents (“RCEs”) (each reflecting 100 MMBtus of annual natural gas consumption) whose contracts were terminated or expired between March 31, 2006 and August 1, 2006.

Adjusted EBITDA on a pro forma basis after giving effect to the SESCo acquisition and related financings was $60.4 million for the nine months ended March 31, 2007 compared to $49.2 million in the same period in the prior year. The net increase of $11.2 million includes an estimated net gain of $0.7 million in the current period versus an estimated net loss of $3.1 million recorded in the same period in the prior year related to the settlement of risk management activities associated with ending inventory balances. As explained above, the net gains and losses on risk management activities are largely offset in subsequent periods by the associated effect on margins when the inventory is sold to customers under fixed rate contracts.  Offsetting the increase of $11.2 million is a reduction in gross profit due to a 17% decrease in heating degree days for the last two quarters of the nine months ended March 31, 2007 in comparison to the same period in the prior year, due to warmer-than-normal weather experienced in the Midwestern and Northeastern United States. MXenergy also recorded during the nine months ended March 31, 2007 non-recurring rationalization charges and compensation expense of $1.3 million and $0.8 million respectively, related to the SESCo acquisition. In addition, SESCo’s operating activities included PIPP accounts for the nine months ended March 31, 2006. The PIPP accounts represented approximately $117.8 million of sales and $1.9 million of Adjusted EBITDA for nine months ended March 31, 2006. In addition, MXEnergy did not acquire approximately 85,000 RCEs whose contracts were terminated or expired between March 31, 2006 and August 1, 2006.

In August 2006, MXenergy approved a plan to move certain of its employees and operations to Houston, TX in conjunction with the SESCo acquisition.  The terms of this rationalization plan, which are specific to each employee affected, include various employee benefit cost components such as severance, retention bonuses and reimbursement of relocation costs. MXenergy estimates that maximum rationalization charges for the plan, all of which relate to employee severance and benefits, will amount to approximately $1.5 million.

MXenergy is in the process of transitioning several of its functions to Houston, including IT, customer data solutions, accounting operations, and collections.  While MXenergy cannot predict the exact timing of the movement of these selected operations to Houston, it is anticipated that most of them will be completed by the end of fiscal year 2007.  Corporate functions, including marketing, finance, risk management and legal will remain in Connecticut, as will the Company’s corporate headquarters.

Highlights of MXenergy’s operating results for three and nine months ended March 31, 2007 as compared to the same periods in the prior year include:

Natural gas continues to account for approximately 98% of our sales. The majority of our gas is sold during our second and third fiscal quarters (or primarily November through March). This causes seasonal volatility in our quarterly earnings and cash flows. Our results for the three and nine months ended March 31, 2007 and 2006, therefore, are not necessarily a reflection of results for future periods.

Three Months Ended March 31, 2007 Compared With Three Months Ended March 31, 2006

The average number of natural gas RCEs (each reflecting 100 MMBtus of annual natural gas consumption) for the three months ended March 31, 2007 was approximately 618,700, an increase of 65%, or approximately 242,600 RCEs over the same period in the prior year, due to the customers acquired in the SESCo acquisition. The increase in average RCEs was partially offset by an overall decline in net organic growth during the three months ended March 31, 2007.

Sales for the three months ended March 31, 2007 were $311.1 million, up $154.8 million, or 99%, compared to the same period in the prior year, principally due to natural gas consumption and fee revenue associated with the accounts acquired in the SESCo acquisition. In addition, the average selling price per unit (including fee revenue) increased by $1.90 to $12.16 per MMBtu, largely due to the higher price of natural gas when fixed price customer contracts were added or renewed in addition to fee income realized from certain of the SESCo customer contracts we acquired. MXenergy sold approximately 25,152,000 MMBtus of natural gas during the three months ended March 31, 2007 compared to approximately 14,821,000 MMBtus during the same period in the prior year. The increased volume is attributable to the customer contracts acquired in connection with the SESCo acquisition. However, overall usage per customer decreased over the same period in the prior year as a result of the warmer-than-normal weather experienced in the Midwestern and Northeastern United States during the three months ended March 31, 2007.

Gross profit for the three months ended March 31, 2007 was $94.2 million compared to a gross loss of $66.8 million in the same period in the prior year. The change is primarily related to unrealized gains on our risk management activities of $28.9 million and unrealized losses on risk management activities of $89.3 million for the three months ended March 31, 2007 and 2006, respectively, resulting from changes in forward natural gas prices during the respective periods in relation to the contracted forward prices. This impact should be fully or partially offset in future periods by higher or lower gross profit, as physical gas is delivered to customers during the remaining terms of their fixed rate contracts. The increase of $161.0 million in gross profit is also attributable to an overall increase in per-unit margin earned on customer contracts acquired in connection with the SESCo acquisition.

We have elected not to designate any derivative instruments as hedges in accordance with the provisions of SFAS No. 133. Accordingly, any changes in derivative fair value must be adjusted through unrealized losses or gains from risk management activities in the consolidated statements of operations as evidenced by the $28.9 million unrealized gains and $89.3 million unrealized losses on risk management activities previously discussed. In addition, the election not to perform hedge accounting can have an impact on earnings as the losses or gains on realized risk management activities may impact earnings during a different period than the associated margin achieved on the physical sale of natural gas. Each period we do not perform hedge accounting is specifically impacted by realized gains or losses on risk management activities recorded in the prior period, which under hedge accounting would have been deferred in the prior period and recorded in the current period, and gains or losses on realized risk management activities recorded in the current period which under hedge accounting would have been deferred in the current period and recorded in subsequent periods. Under hedge accounting, deferring realized gains or losses on risk management activities would ensure that such realized gains or losses are eventually recorded in the same period as the associated margin achieved when inventory is sold to customers under fixed rate contracts (i.e., the hedging gains and losses would be recorded in the same period as the item being hedged affects earnings).

In our segment analysis, we evaluate performance based on several factors of which the primary financial measure is gross profit adjusted to exclude the effect of any unrealized gains or losses from risk management activities. We classify our business interests into three reportable segments: residential and small commercial natural gas, mid-market commercial natural gas and electricity. The combined adjusted gross profit for the three months ended March 31, 2007, was $65.2 million, an increase of $42.7 million over the same period in the prior year. As we do not perform hedge accounting, this increase includes an estimated $12.0 million of net losses recorded in the same period in the prior year and $1.8 million of estimated net gains recorded in the current period related to realized risk management activities that impacted operations during a different period than the associated margin achieved on the physical sale of natural gas. The discussion of the impact of the estimated $1.8 million of realized gains and estimated $12.0 million of realized losses on our earnings for the three months ended March 31, 2007 and 2006, respectively, assumes our hedge accounting would have been 100% effective. The overall increase in adjusted gross profit between the periods is primarily due to gross profit earned on customer contracts acquired in connection with the SESCo acquisition.

Operating expenses for the three months ended March 31, 2007 were $28.4 million, up 173% from $10.4 million in the three months ended March 31, 2006. This increase was primarily due to increased staffing levels and related costs, higher customer care costs and increased depreciation and amortization expense, all of which were mainly related to the SESCo acquisition. The increase in operating expenses was also attributable to an increase in staffing levels and professional fees in connection with improving the segregation of duties within the Company and its overall control environment. MXenergy also recorded rationalization charges of $0.3 million related to the SESCo acquisition during the three months ended March 31, 2007.

For the three months ended March 31, 2007, MXenergy recorded $21.4 million of income tax expense compared to a $31.9 million income tax benefit for the same period in the prior year.  The change from the prior year is attributable to a change from a pre-tax loss of $78.2 million for the three months ended March 31, 2006 to pre-tax income of $55.9 million for the three months ended March 31, 2007. The overall decrease in the effective income tax rate between the periods is primarily due to a decrease in the Company’s effective state tax rate as a result of the acquisition of SESCo.

Nine Months Ended March 31, 2007 Compared with Nine Months Ended March 31, 2006

The average number of natural gas RCEs for the nine months ended March 31, 2007 was approximately 584,100, an increase of 61%, or approximately 221,700 RCEs, over the same period in the prior year, due to the customers acquired in the SESCo acquisition. The increase in average RCEs was partially offset by an overall decline in net organic growth during the nine months ended March 31, 2007.

Sales for the nine months ended March 31, 2007 were $592.3 million, up $286.3 million, or 94%, compared to the same period in the prior year, principally due to natural gas consumption and fee revenue associated with the accounts acquired in the SESCo acquisition. In addition, the average selling price per unit (including fee revenue) increased by $1.87 to $11.75 per MMBtu, largely due to the higher price of natural gas when fixed price customers were added or renewed and fee income realized from certain of the customers acquired in the SESCo acquisition. MXenergy sold approximately 49,257,000 MMBtus of natural gas during the nine months ended March 31, 2007 compared to approximately 29,582,000 MMBtus during the same period in the prior year. The increased volume is largely attributable to the customers acquired in connection with the SESCo acquisition. However, overall usage per customer decreased over the same period in the prior year as a result of warmer-than-normal weather experienced in the Midwestern and Northeastern United States during the last two quarters of the nine months ended March 31, 2007.

Gross profit for the nine months ended March 31, 2007 was $91.6 million compared to a gross loss of $12.7 million in the same period in the prior year. The increase is primarily related to unrealized losses on our risk management activities of $12.9 million for the nine months ended March 31, 2007 as compared to $57.6 million for the nine months ended March 31, 2006, resulting from changes in forward natural gas prices during the respective periods in relation to the contracted forward prices. This impact should be fully or partially offset in future periods by higher or lower gross profit, as physical gas is delivered to customers during the remaining terms of their fixed rate contracts. The increase of $104.3 million in gross profit is also attributable to an overall increase in per unit-margin earned on customer contracts acquired in connection with the SESCo acquisition.

In our segment analysis, we evaluate performance based on several factors of which the primary financial measure is gross profit adjusted to exclude the effect of any unrealized gains or losses from risk management activities.  We classify our business interests into three reportable segments: residential and small commercial natural gas, mid-market commercial natural gas and electricity. The combined adjusted gross profit for the nine months ended March 31, 2007, was $104.6 million, an increase of $59.7 million over the same period in the prior year. As we do not perform hedge accounting, this increase includes an estimated $3.1 million of realized losses recorded in the same period in the prior year and $0.7 million of estimated realized gains recorded in the current period related to realized risk management activities that impacted operations during a different period than the associated margin achieved on the physical sale of natural gas during the period. The discussion of the impact of the estimated $0.7 million of realized gains and $3.1 million of estimated realized losses on our earnings for the nine months ended March 31, 2007 and 2006, respectively, assumes our hedge accounting would have been 100% effective. The overall increase in adjusted gross profit between the periods is primarily due to margin earned on customer contracts acquired in connection with the SESCo acquisition.

Operating expenses for the nine months ended March 31, 2007 were $71.2 million, up 170% from $26.4 million in the nine months ended March 31, 2006. This was primarily due to increased staffing levels and related costs, higher customer care costs and increased depreciation and amortization expense, all of which were primarily related to the SESCo acquisition. The increase in operating expenses was also attributable to an increase in staffing levels and professional fees in connection with improving the segregation of duties within the Company and its overall control environment. MXenergy also recorded rationalization charges of $1.3 million and compensation expenses of $0.8 million for management bonuses related to the SESCo acquisition during the nine months ended March 31, 2007.

For the nine months ended March 31, 2007, MXenergy recorded $2.6 million of income tax benefit compared to $16.6 million of income tax benefit for the same period in the prior year.  The change from the prior year is attributable to the change from a pre-tax loss of $41.3 million for the nine months ended March 31, 2006 to a pre-tax loss of $6.7 million for the nine months ended March 31, 2007. The overall decrease in the effective income tax rate between the periods is primarily due to a decrease in the Company’s effective state tax rate as a result of the acquisition of SESCo.

Recent Developments

During January 2007, we obtained our gas marketer license to market natural gas in the Terasen market in British Columbia. We began selling natural gas to customers in the Terasen market in May 2007.

During April 2007, we obtained our power marketer license to market electricity in the state of Connecticut. During May 2007, we offered our first power product in the state of

Connecticut. On May 16, 2007, the Company, through its subsidiary MxEnergy Electric Inc., acquired substantially all of the assets of Vantage Power Services, L.P. (“Vantage”). Beginning on May 17, 2007, MxEnergy Electric Inc. was a supplier of power to 2,500 former residential and commercial service locations of Vantage in and around Houston, Dallas/Ft. Worth and Corpus Christi, Texas.

Residential Customer Equivalents

As of March 31, 2007, MXenergy had 636,300 RCEs, an increase of 71%, or approximately 264,000 RCEs, from March 31, 2006, due to customers acquired in the SESCo acquisition.

Average in-contract customer attrition for the fiscal years 2003 through 2006 was approximately 23%. Attrition for the three months and nine months ended March 31, 2007 was approximately 7% and 21%, respectively, resulting in an annualized rate of 28%. For both the three months and nine months ended March 31, 2007, attrition includes customer losses experienced in connection with the SESCo acquisition as well as challenging pricing and market conditions. April 2007 results continue to be impacted by above average annualized attrition of approximately 26%, although in-contract customer attrition has generally improved every month since December 2006.  The loss of customer accounts was primarily due to: (i) customer-initiated switches, (ii) residential moves and (iii) customer payment defaults. We use historical experience to determine the amount of in-contract attrition and to project demand from fixed price customers over the terms of their contracts. If the actual demand from fixed price customers is significantly different from our projection, we may suffer financial losses if the market price of gas has increased or decreased from the original hedge price. Customer demand is also impacted by weather. We use utility-provided historical, actual or forward projected customer volumes as a basis for our forecasted volumes and mitigate the risk of winter volume fluctuation for some customers by purchasing excess fixed rate hedges by up to 10% of normalized winter projections. Should winter weather demand exceed our weather-normalized projections, our financial results may suffer.

MXenergy continues to market to new customers using direct mail, internet, telemarketing, and door-to-door channels as well as brand awareness through public relations.  We employ win-back programs for customers who have recently left us.  In addition, we have increased our marketing efforts with respect to the mid-market commercial segment. We have introduced a weekly newsletter, a monthly energy specialist teleconference, regional open houses with MXenergy representatives and a more responsive pricing desk.  Additionally, we have increased marketing in electricity and earth friendly products.

Liquidity and Capital Resources

Our principal source of liquidity for funding our ongoing operations is cash from operations and availability under our revolving credit facility with Société Générale. Our liquidity requirements arise primarily from our obligations under the indebtedness incurred in connection with customer acquisition costs and the funding of our overall seasonal working capital needs. Because we sell natural gas and electricity, we are subject to material variations in short-term indebtedness under our revolving credit facilities on a seasonal basis, due to the timing of commodity purchases to meet customer demands. For the three months ended March 31, 2007 and 2006, the average amount of borrowings under our revolving credit facility, including seasonal borrowings, was $0 and $29.4 million, respectively, and $0 and $26.4 million for the nine months ended March 31, 2007 and 2006, respectively. The decrease in the average amount of borrowings for the three and nine months ended March 31, 2007 over the same periods in the prior year is primarily related to excess cash received from the offering of our Floating Rate Senior Notes due 2011 during fiscal 2007, an overall decline in natural gas prices over the same periods in the prior year and an overall per customer usage decrease over the same periods in the prior year as a result of the warmer-than-normal weather experienced in the Midwestern and Northeastern United States during the three months and the last two quarters of the nine months ended March 31, 2007.

Conference Call

We will host a conference call to discuss our results for the third quarter ended March 31, 2007 on June 14, 2007, at 11:00 a.m. eastern time.  The dial-in information for the earnings call is as follows: (866) 700-6293 (in the U.S.); (617) 213-8835 (international); participant passcode 56724713.

A replay of the conference call will be available for 30 days beginning on June 15, 2007 at the Investor Relations link at www.mxholdings.com.

During the conference call, representatives of MXenergy may discuss and answer one or more questions concerning MXenergy’s business and financial matters.  The responses to these questions, as well as other matters discussed during the call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measure

Adjusted EBITDA (as defined herein) is a non-GAAP financial measure (i.e., it is not a measure of financial performance under generally accepted accounting principles (“GAAP”)) and has limitations as an analytical tool in comparison to operating income or other combined income data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA and the related ratios should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Adjusted EBITDA, as used herein, is not necessarily comparable to similarly titled measures of other companies. For definitions of and additional information regarding Adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated in accordance with GAAP, please see the attachments to this press release.

Adjusted EBITDA is a measure commonly used by financial analysts in evaluating operating performance and liquidity of companies, including energy companies. Management believes that this measure allows a standardized comparison between companies in the energy industry, while minimizing the differences from depreciation policies, financial leverage, hedging strategies and tax strategies. Accordingly, MXenergy believes that Adjusted EBITDA is the most relevant financial measure in assessing our operating performance and liquidity.

Information in this earnings release should be read in conjunction with the financial statements and footnotes contained in MXenergy’s quarterly report to be filed with the SEC.

About MXenergy

MXenergy is one of the fastest growing retail natural gas suppliers in the country, serving approximately 500,000 customers in 36 utility territories in the United States and Canada. Founded in 1999 to provide natural gas and electricity to consumers in deregulated energy markets, MXenergy helps residential customers and small and mid market business owners control their energy bills by providing both fixed and variable rate plans.  For more information, contact Chaitu Parikh, Chief Financial Officer, MXenergy at 203-356-1318 or at investorrelations@mxenergy.com.

Forward Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.  These risks and uncertainties include, but are not limited to, our future performance generally; our business goals, strategy, plans, objectives and intentions; our integration of the assets we acquired from SESCo in August 2006; expectations concerning future operations, margins, profitability, attrition, bad debt, interest rates, liquidity and capital resources; and expectations regarding the effectiveness of our hedging practices and the performance of suppliers, pipelines and transmission companies, storage operators, independent system operators, and other counterparties supplying, transporting, and storing physical commodity.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this earnings release is issued, and MXenergy undertakes no duty to update this information. MXenergy’s results for the three months ended March 31, 2007 are subject to the completion and filing with the SEC of its Quarterly Report on Form 10-Q for such period.

# # #

MXenergy Holdings Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2007 and 2006
(Dollars in thousands)
(Unaudited)

	2007	2006
Assets:
Cash	$82,330	$208
Other current assets	188,481	92,250
Unrealized gains from risk management activities	205	20,669
Other long term assets	82,732	23,849
Total assets	$353,748	$136,976

Liabilities, redeemable convertible preferred stock and stockholders’ equity:
Accounts payable and accrued expenses	85,566	40,454
Unrealized losses from risk management activities	18,171	555
Other liabilities	-	6,530
Current and long term debt	185,181	9,000
Redeemable convertible preferred stock	29,357	29,357
Stockholders’ equity	35,473	51,080
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$353,748	$136,976

MXenergy Holdings Inc.
Condensed Consolidated Statements of Operations
For The Three Months Ended March 31, 2007 and 2006
(Dollars in thousands)
(Unaudited)

	2007	2006

Sales of natural gas and electricity	$311,057	$156,252
Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	238,593	154,253
Realized losses (gains) from risk management activities	7,220	(20,464)
Unrealized (gains) losses from risk management activities	(28,927)	89,306
	216,886	223,095
Gross profit (loss)	94,171	(66,843)

Operating expenses:
General and administrative expenses	16,183	6,905
Advertising and marketing expenses	1,096	516
Reserves and discounts	2,402	1,110
Depreciation and amortization	8,722	1,854
Total operating expenses	28,403	10,385

Operating profit (loss)	65,768	(77,228)
Interest expense—net	9,823	952
Income (loss) before income tax (expense) benefit	55,945	(78,180)
Income tax (expense) benefit	(21,357)	31,875
Net income (loss)	$34,588	$(46,305)

MXenergy Holdings Inc.
Condensed Consolidated Statements of Operations
For The Nine Months Ended March 31, 2007 and 2006
(Dollars in thousands)
(Unaudited)

	2007	2006

Sales of natural gas and electricity	$592,289	$306,035
Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	461,420	347,356
Realized losses (gains) from risk management activities	26,253	(86,188)
Unrealized losses from risk management activities	12,989	57,571
	500,662	318,739
Gross profit (loss)	91,627	(12,704)

Operating expenses:
General and administrative expenses	41,980	16,646
Advertising and marketing expenses	3,942	1,510
Reserves and discounts	3,883	2,129
Depreciation and amortization	21,398	6,067
Total operating expenses	71,203	26,352

Operating profit (loss)	20,424	(39,056)
Interest expense—net	27,163	2,277
Loss before income tax benefit	(6,739)	(41,333)
Income tax benefit	2,588	16,595
Net loss	$(4,151)	$(24,738)

MXenergy Holdings Inc.
Adjusted EBITDA
For The Three and Nine Months Ended March 31, 2007 and 2006
(Dollars in thousands)
(Unaudited)

The tables below represent a reconciliation of net income (loss) for the three months and nine months ended March 31, 2007 and 2006 to EBITDA and Adjusted EBITDA.

Three months ended March 31:

	2007	2006
Net income (loss)	$34,588	$(46,305)
Add: Interest expense, net	9,823	952
Income tax expense (benefit)	21,357	(31,875)
Depreciation and amortization	8,722	1,854
EBITDA	$74,490	$(75,374)
Subtract: Unrealized gains (losses) from risk management activities	28,927	(89,306)
Add: Stock compensation	3,111	800
Adjusted EBITDA	$48,674	$14,732

Nine months ended March 31:

	2007	2006
Net loss	$(4,151)	$(24,738)
Add: Interest expense, net	27,163	2,277
Income tax benefit	(2,588)	(16,595)
Depreciation and amortization	21,398	6,067
EBITDA	$41,822	$(32,989)
Subtract: Unrealized losses from risk management activities	(12,989)	(57,571)
Add: Stock compensation	4,376	1,353
Adjusted EBITDA	$59,187	$25,935

MXenergy Holdings Inc.
Pro Forma Adjusted EBITDA
For The Three Months Ended March 31, 2006
(Dollars in thousands)
(Unaudited)

The table below represents a reconciliation of net (loss) income for the three months ended March 31, 2006 to EBITDA and Adjusted EBITDA on a pro forma basis, assuming the SESCo acquisition and related financings occurred on January 1, 2006. Pro forma results for the three months ended March 31, 2007 are not applicable as the SESCo acquisition and related financings occurred on August 1, 2006.

Three months ended March 31, 2006:

	MXenergy	SESCo	Eliminations	Pro Forma
Net (loss) income	$(46,305)	$9,329	$(11,949)	$(48,925)
Add: Interest expense, net	952	964	7,810	9,726
Income tax (benefit) expense	(31,875)	6,072	8,133	(17,670)
Depreciation and amortization	1,854	1,073	4,617	7,544
EBITDA	$(75,374)	$17,438	$8,611	$(49,325)
Subtract: Unrealized losses from risk management activities	(89,306)	—	-	(89,306)
Add: Stock compensation	800	—	-	800
Adjusted EBITDA	$14,732	$17,438	$8,611	$40,781

MXenergy Holdings Inc.
Pro Forma Adjusted EBITDA
For The Nine Months Ended March 31, 2007 and 2006
(Dollars in thousands)
(Unaudited)

The tables below represent a reconciliation of net (loss) income for the nine months ended March 31, 2007 and 2006 to EBITDA and Adjusted EBITDA on a pro forma basis, assuming the SESCo acquisition and related financings occurred on July 1, 2006 and 2005 for the nine months ended March 31, 2007 and 2006, respectively.

Nine months ended March 31, 2007:

	MXenergy	SESCo	Eliminations	Pro Forma
Net (loss) income	$(4,151)	$6,000	$(2,616)	$(767)
Add: Interest expense, net	27,163	—	2,726	29,889
Income tax (benefit) expense	(2,588)	3,650	(1,648)	(586)
Depreciation and amortization	21,398	—	1,538	22,936
EBITDA	$41,822	$9,650	$-	$51,472
Subtract: Unrealized (losses) gains from risk management activities	(12,989)	8,450	—	(4,539)
Add: Stock compensation	4,376	—	-	4,376
Adjusted EBITDA	$59,187	$1,200	$-	$60,387

Nine months ended March 31, 2006:

	MXenergy	SESCo	Eliminations	Pro Forma
Net (loss) income	$(24,738)	$16,193	$(27,839)	$(36,384)
Add: Interest expense, net	2,277	2,055	23,073	27,405
Income tax (benefit) expense	(16,595)	10,525	(19,692)	(25,762)
Depreciation and amortization	6,067	5,142	13,853	25,062
EBITDA	$(32,989)	$33,915	$(10,605)	$(9,679)
Subtract: Unrealized losses from risk management activities	(57,571)	—	—	(57,571)
Add: Stock compensation	1,353	—	—	1,353
Adjusted EBITDA	$25,935	$33,915	$(10,605)	$49,245